Exhibit 10.1

Execution Copy

AMENDMENT NO. 4

TO

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 30, 2012

THIS AMENDMENT NO. 4 (this “Amendment”) is entered into as of November 30, 2012 by and among Consumers Receivables Funding II, LLC, a Delaware limited liability company (the “Seller”), Consumers Energy Company, a Michigan corporation (“Consumers”), as initial servicer (the “Servicer”), the entities party hereto from time to time as Conduits (together with any of their respective successors and assigns hereunder, the “Conduits”), the entities party hereto from time to time as Financial Institutions (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), the entities party hereto from time to time as Managing Agents (together with any of their respective successors and assigns hereunder, the “Managing Agents”) and The Bank of Nova Scotia, (“BNS”), as assignee of JPMorgan Chase Bank, N.A., as administrative agent for the Purchasers (together with its successors and assigns hereunder, the “Administrative Agent”).

PRELIMINARY STATEMENT

The Seller, the Servicer, the Conduits, the Financial Institutions, the Managing Agents and the Administrative Agent are parties to that certain Amended and Restated Receivables Purchase Agreement dated as of November 23, 2010 (as amended prior to the date hereof and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “RPA”). Terms used herein and not otherwise defined herein shall have the meanings assigned in the RPA.

The parties to the RPA enter into this Amendment to provide for certain modifications to the terms and provisions of the RPA as more particularly set forth herein below.

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the RPA. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the RPA is hereby amended as follows:

1.1. Section 7.1(a) of the RPA is hereby amended to restate clause (i) thereof in its entirety as follows:

(i)Within 120 days after the close of (A) each of Consumer’s fiscal years, a copy of the Annual Report on Form 10-K (or any successor form) for Consumers for such year, including therein the consolidated balance sheet of Consumers and its consolidated Subsidiaries as at the end of such year and the consolidated statements of income, cash flows and common stockholder’s equity of Consumers and its consolidated Subsidiaries as at the end of and for such year, or statements providing substantially similar information, in each case certified by independent public accountants of recognized national standing selected by Consumers (and not objected to by the Administrative Agent or any Managing Agent), and (B) each of the Seller’s fiscal years, unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such fiscal year, all certified by a Responsible Officer of the Seller as fairly presenting in all material respects the financial condition and results of operations of the Seller in accordance with GAAP.

1.2. Section 9.1 of the RPA is hereby amended to restate subsection (f)(iii) thereof in its entirety as follows:

(iii) the average of the Past Due Ratios as of the end of such Accrual Period and the two preceding Accrual Periods shall exceed (A) 12.0% for any Accrual Period occurring in May through December of any calendar year or (B) 8.5% for any Accrual Period occurring in January through April of any calendar year, or

1.3. Section 9.1 of the RPA is hereby amended to restate subsection (k) thereof in its entirety as follows:

(k) Consumers shall fail to maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.

1.4. Article X of the RPA is hereby amended to restated Section 10.3 in its entirety as follows:

Section 10.3 Increased Costs and Reduced Return.

(a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or this Agreement or a Purchaser’s or Funding Source’s obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a

Funding Source’s or Purchaser’s capital or assets as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, within 30 days after demand by the Administrative Agent, Seller shall pay to the Program Agent, for the benefit of the relevant Funding Source or Purchaser, such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any Governmental Authority, Accounting Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that for purposes of this definition, compliance with, (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented. Seller acknowledges that any Purchaser or Conduit Funding Source may institute measures in anticipation of a Regulatory Change, and may commence allocating charges to or seeking compensation from Seller under this Section 10.3, in advance of the effective date of such Regulatory Change and Seller agrees to pay such charges or compensation to the Program Agent, for the benefit of such Purchaser or Funding Source, following demand therefor without regard to whether such effective date has occurred.

(b) Prior to making any demand for payment under this Section 10.3, a certificate of the applicable Purchaser or Funding Source setting forth the amount or amounts reasonably determined necessary to compensate such Purchaser or Funding Source pursuant to paragraph (a) of this Section 10.3 shall be delivered to the Seller, which shall be conclusive absent manifest error.

(c) Notwithstanding the foregoing, no Person shall be entitled to receive any amount under this Section to the extent that such amount relates to an increased cost or reduction incurred for a date that is more than 90 days prior to the date that the Seller first receives notice thereof, provided, that if such increased cost or reduction is imposed retroactively, such 90-day period shall be extended to include the period of the retroactive effect thereof.

1.5. Exhibit I to the RPA is hereby amended to delete the definitions therein of “CP Rate”, “Credit Agreement”, “Debt Rating”, “Funding Agreement”, and “Liquidity Termination Date” and replace them with the following:

“CP Rate” means, for any Accrual Period for any Purchaser Interest owned by a Conduit if and to the extent such Conduit funds the Purchase or maintenance of its Purchaser Interest by the issuance of commercial paper notes during such Settlement Period, the per annum rate equivalent to the weighted average cost (as determined by the related Managing Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by such Conduit, other borrowings by such Conduit (other than under any commercial paper program support agreement) and any other costs associated with the issuance of commercial paper) of or related to the issuance of commercial paper that are allocated, in whole or in part, by such Conduit or its Managing Agent to fund or maintain its Purchaser Interests during such Accrual Period; provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Conduit for such Purchaser Interest for such Accrual Period, such Conduit shall for such component use the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum; provided, further, however, that if such Conduit determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time then, the CP Rate shall be the LIBO Rate.

“Credit Agreement” means that certain Revolving Credit Agreement, dated as of March 31, 2011 among Consumers, the financial institutions from time to time party thereto as “Banks” and JPMorgan Chase Bank, N.A., as Agent, and giving effect to each amendment, restatement or modification thereto of which Consumers or Seller has provided notice to the Administrative Agent in writing, but without giving effect to any waiver unless consented to in writing by the Administrative Agent.

“Debt Rating” means “Senior Debt Rating” as such term is defined in the Credit Agreement.

“Funding Agreement” means any agreement or instrument executed by a Conduit and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit.

“Liquidity Termination Date” means December 1, 2014.

1.6. Exhibit I to the RPA is hereby further amended to delete the definitions of “FMB Release Date” and “Senior Debt” and to add the following definitions in the appropriate alphabetical order:

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Total Consolidated Capitalization” has the meaning set forth in the Credit Agreement.

“Total Consolidated Debt” has the meaning set forth in the Credit Agreement.

1.7. Schedule C to the RPA is hereby deleted in its entirety.

1.8. Other than in the Preliminary Statements, Section 12.8, the definitions of “1945 Indenture” and “Supplemental Indenture” in Exhibit I and Exhibit IV of the RPA and other than in Section 2.1(w) and Exhibit III to the Receivables Sale Agreement, each reference in the Agreement and the other Transaction Documents to “JPMorgan Chase Bank, N.A.” is hereby changed to “The Bank of Nova Scotia” and each reference in the Agreement and the other Transaction Documents to “JPMC” is hereby changed to “BNS”.

1.9. Other than in the Preliminary Statements and Section 12.8 of the RPA, each reference in the Agreement and the other Transaction Documents to “Falcon Asset Securitization Company LLC” is hereby changed to “Liberty Street Funding LLC” and each reference in the Agreement and the other Transaction Documents to “Falcon” is hereby changed to “Liberty”.

2. Conditions Precedent. This Amendment shall become effective and be deemed effective, as of the date first above written, upon the latest to occur of receipt by the Administrative Agent of one copy of each of this Amendment.

3. Covenants, Representations and Warranties of the Seller and the Servicer.

3.1. Upon the effectiveness of this Amendment, each of the Seller and the Servicer hereby reaffirms all covenants, representations and warranties made by it in the RPA, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment.

3.2. Each of the Seller and the Servicer hereby represents and warrants as to itself (i) that this Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity which may limit the availability of equitable remedies and (ii) upon the effectiveness of this Amendment, that no event shall have occurred and be continuing which constitutes an Amortization Event or a Potential Amortization Event.

4. Fees, Costs, Expenses and Taxes. Without limiting the rights of the Administrative Agent, the Managing Agents and the Purchasers set forth in the RPA and the other Transaction Documents, the Seller agrees to pay on demand all reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Managing Agents and the Purchasers incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith and with respect to advising the Administrative Agent and the Purchasers as to their rights and responsibilities hereunder and thereunder.

5. Ratification. The RPA, as amended hereby, is hereby ratified, approved and confirmed in all respects.

6. Reference to Agreement. From and after the effective date hereof, each reference in the RPA to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the RPA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the RPA as amended by this Amendment.

7. CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8. Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

CONSUMERS RECEIVABLES FUNDING II, LLC, as Seller

By:	/s/ DV Rao
Name: Venkat Dhenuvakonda Rao
Title: President, Chief Executive Officer, Chief Financial Officer and Treasurer

CONSUMERS ENERGY COMPANY, as Servicer

By:	/s/ DV Rao
Name: Venkat Dhenuvakonda Rao
Title: Vice President and Treasurer

Signature Page to

Amendment No. 4 to Amended and Restated Receivables Purchase Agreement

BNS PURCHASER GROUP:

LIBERTY STREET FUNDING LLC, as a Conduit

By:	/s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Financial Institution, as a Managing Agent and as Administrative Agent

By:	/s/ Thane Rattew
Name: THANE RATTEW
Title: MANAGING DIRECTOR

Signature Page to

Amendment No. 4 to Amended and Restated Receivables Purchase Agreement